SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: July 29, 2003

(Date of earliest event reported)

GUITAR CENTER, INC.

(exact name of registrant as specified in its charter)

Delaware	Commission File:	95-4600862
(State or other jurisdiction of incorporation or organization)	000-22207	(I.R.S. Employer Identification No.)

5795 Lindero Canyon Road

Westlake Village, California  91362

(Address of Principal executive offices, including zip code)

(818) 735-8800

(Registrant’s telephone number, including area code)

Item 5.  Other Events.

On July 29, 2003, Guitar Center, Inc. (the “Company” or “Guitar Center”) announced its financial results for the quarter ended June 30, 2003.  Net sales for the quarter ended June 30, 2003 increased 14.9% to $291.6 million, compared to $253.9 million in the 2002 second quarter.  Net income for the second quarter increased 50% to $6.1 million compared to $4.1 million in the second quarter of 2002.  Earnings per diluted share increased to $0.25 from $0.18 in the second quarter of 2002.

During the second quarter, Guitar Center opened a large format Guitar Center store in Memphis, Tennessee and small format Guitar Center stores in Lakeland, Florida and in Fredericksburg, Virginia.

As previously announced, in June 2003 Guitar Center completed an offering of $100 million principal amount of 4.00% Senior Convertible Notes due 2013.  The net proceeds from the offering were used to redeem all outstanding 11% Senior Notes due 2006 and to partially pay down the amount outstanding under the Company’s credit agreement.  The redemption of the senior notes was completed in July 2003.

Net sales from retail stores grew 11.5% to $231.2 million for the quarter from $207.4 million in the second quarter of 2002.  Sales from new stores contributed $12.9 million, or 54.1% of the total increase.  Second quarter comparable store sales increased 5%.  Second quarter gross margin for the retail stores was 24.3% after buying and occupancy costs compared to 24.7% in the second quarter of 2002, the reduction being primarily due to promotional activity to offset the effects of the war in Iraq.  Selling, general and administrative expenses for the retail stores, inclusive of corporate general and administrative expenses, were 21.5% of net sales for the quarter, compared to 21.4% of net sales in the second quarter of 2002.  The Company also disclosed that the performance of the retail division was somewhat offset by continued spending on systems and infrastructure and certain merchandising and operational challenges at the American Music stores resulting in an operating loss of approximately $1.5 million for these stores for the quarter.

Net sales for the direct response division increased 30.0% to $60.4 million, compared to $46.5 million in the same period in 2002.  In the second quarter, gross margin for the direct response division was 32.1% compared to 30.3% in the second quarter of 2002.  The increase is primarily due to a shift in our product mix toward higher margin products and less discounting.  Selling, general and administrative expenses for the direct response division were 21.5% of net sales for the quarter, compared to 24.4% of net sales in the same period last year.  The improvement in SG&A expenses as a percentage of sales is due to increased operational efficiencies and leveraging at the call center and fulfillment center on higher than expected sales.

Guitar Center also disclosed that it has appointed two new members to its Board of Directors, Mr. Wayne Inouye, President and Chief Executive Officer of eMachines, and Mr. Kenneth Reiss, a partner with Ernst & Young LLP until his retirement in 2003.

In addition to the information above, the Company hereby incorporates by reference into this Item 5 the financial tables attached hereto as Exhibit 99.2.  At June 30, 2003, Guitar Center had completed the issuance of $100 million of convertible notes and had called for redemption the remaining $66.7 million of senior notes still outstanding, but the redemption of the senior notes had not been completed resulting in both issues of debt being outstanding on the balance sheet date.  Accordingly, included in the financial tables attached at Exhibit 99.2 is pro forma balance sheet data which shows the estimated effect had the senior notes been repaid as of June 30, 2003.

No other information contained in or attached to this Current Report is incorporated by reference into this Item 5 or otherwise deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 12. Results of Operations and Financial Condition.

The information in this Item, including that incorporated herein by reference, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On July 29, 2003, Guitar Center issued a press release announcing its financial results for the second quarter ended June 30, 2003.  Attached to the press release were financial tables.  A copy of the press release and the financial tables are attached hereto as Exhibit 99.1 or 99.2, respectively, and are incorporated by reference solely into this Item 12.  Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

GUITAR CENTER, INC.

Date: July 29, 2003	By	/s/ BRUCE ROSS
		Name:	Bruce Ross
		Title:	Executive Vice President and Chief Financial Office

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated July 29, 2003.

99.2	Financial tables attached to press release issued by Guitar Center, Inc., dated July 29, 2003